Exhibit 10.8

February 11, 2010

Tom Ebling

144 Nehoiden Road

Waban, MA 02468

Dear Tom:

On behalf of Demandware, Inc. (the “Company”). I am pleased to set forth the terms of your employment with the Company:

1. You will be employed to serve on a full-time basis as President and Chief Executive Officer (“CEO”), effective February 11, 2010. As CEO, you will report directly to the Board of Directors of the Company (the “Board”) and have such duties and responsibilities as are customary for such position and as are otherwise assigned to you by the Board from time to time.

2. Your salary will be $22,916.67 per month ($275,000 on an annualized basis), subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You will be eligible for an annual bonus of up to $150,000, as determined by the Board in its sole discretion. You may participate in any and all other bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4. You may be eligible for a maximum of 160 hours of “paid time off” per calendar year. The number of PTO hours for which you are eligible shall accrue at the rate of 6.66 hours per semi-monthly pay period that you are employed during such calendar year.

5. Subject to the approval of the Board, the Company will grant you an equity award under the Company’s 2004 Stock Option and Grant Plan (the “Plan”) such that, following such award, you will be the beneficial owner of 6.0% of the outstanding shares of the Company on a fully-diluted basis immediately following such grant (the “Initial Award”). We anticipate that there will be an equity financing in the near term (the “Series E Financing”), and, upon the completion of such financing, the Company will grant to you an additional equity award under the Plan such that, following such award, when combined with the Initial Award, you will be the beneficial owner of that percentage of the outstanding shares of the Company on a fully-diluted basis immediately following the initial closing of the Series E Financing as is equal to the percentage beneficially owned by you immediately prior to such financing. Such awards will be made in the form of (i) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to purchase 930,000 shares of the Company’s common stock and (ii) the remaining portion of the award will consist of a mix of nonqualified stock options and restricted common stock (“Restricted Stock”), as agreed upon by you and the Company. The purchase price for the incentive stock

Tom Ebling

February 11, 2010

options and nonqualified stock options (the “Options”) and the Restricted Stock will be equal the fair market value of the Company’s common stock at the time of Board approval of each award, as applicable. The Options and any Restricted Stock will be subject to four-year vesting, commencing as of your employment start date, and will be subject to a 12-month cliff. In the event of a Change of Control (as defined below), the vesting schedule for your options will be accelerated as follows: (a) 50% of the options or restricted shares that are not then vested will be accelerated and become vested and exercisable (or free from the Company’s repurchase option, as applicable) upon the consummation of the Change of Control: and (b) if, during the twelve months following the Change of Control, your employment with the Company is terminated by the Company (or the acquiring company) without Cause (as defined below), or by you for Good Reason (as defined below), then all remaining unvested options or restricted shares shall vest and become exercisable (or free from the Company’s repurchase option, as applicable) upon such termination. The Options and the Restricted Stock shall be subject to all other terms and provisions set forth in the Plan and in such Incentive Stock Option Agreement, Nonqualified Stock Option Agreement and Restricted Stock Agreement as is acceptable to the Company.

6. If the Company terminates your employment without Cause or you resign for Good Reason, you shall be eligible to receive an amount equal to the remaining salary you would have received if you had been employed through the date that is six months following the termination date, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll procedures over the remainder of the six-month period, provided that you execute and allow to become binding a release of claims prepared by the Company within 10 days following the termination of your employment. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto.

7. For purposes of this offer letter, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Board of (i) your deliberate and continual failure to satisfactorily perform your assigned duties for the Company, after ten (10) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes Cause (other than as a result of authorized vacation or sickness, illness or injury), or (ii) your dishonesty, gross negligence or gross misconduct in connection with the business of the Company which has a substantial adverse effect on the Company; (b) your indictment or conviction, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony, but excluding any conviction arising as a result of your title or position with the Company and that is not based on your personal conduct; or (c) your violation of any of the terms of your invention/non-disclosure or non-competition agreement with the Company, signed in connection with your execution of this letter. You shall be entitled to at least ten (10) days’ prior written notice of the Company’s intention to terminate your employment for “Cause” (as defined herein) (except for conviction of a felony) specifying the grounds for such termination, and a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board your position regarding any dispute relating to the existence of such Cause. For purposes of this offer letter, “Good Reason” shall mean, without your consent, (a) the relocation of your principal place of employment with the Company to a place more than fifty (50) miles from your

Tom Ebling

February 11, 2010

initial principal place of employment with the Company (other than in a direction that reduces your daily commuting distance); (b) a reduction in the level of your (then) base salary of more than 20%; or (c) the hiring or presence of a Company Executive or employee with greater authority than you in any matters relating to the Company.

8. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment.

9. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice, subject to the terms specific above.

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Tom Ebling

February 11, 2010

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by February 11, 2010. If you do not accept this offer by February 12, 2010, this offer will be revoked.

Very Truly Yours,

By:	/s/ Larry Bohn
Name:	Larry Bohn
Title:	Director

By:	/s/ Michael Skok
Name:	Michael Skok
Title:	Director

The foregoing correctly sets forth the terms of my employment by Demandware, Inc.

/s/ Tom Ebling	Date:	Feb 11, 2010
Name: Tom Ebling

Tom Ebling

February 11, 2010

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 6 of the offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the payments and benefits provided in the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 6 of the offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 6 of the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this offer letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the payments and benefits due under Section 6 of the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury

Tom Ebling

February 11, 2010

Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.